Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE

2009 FISCAL SECOND QUARTER ENDED MARCH 31, 2009

Cash balance grows $109 million in the quarter to $658 million

•	Total revenue of $668 million decreased 17% from the prior-year quarter, or 10% on a constant-currency basis.

•

Digital revenue was $173 million, or 26% of total revenue in the quarter, up 1% sequentially from $171 million in the first quarter of fiscal 2009 and up 6% from $164 million in the prior-year quarter. On a constant-currency basis, digital revenue grew 11% from the prior-year quarter and 3% sequentially.

•

Operating income from continuing operations declined 46% to $15 million compared to $28 million in the prior-year quarter. The quarter included a $4 million write-off of a cash receivable from imeem (the “Receivable Write-off”).

•	Operating income before depreciation and amortization (OIBDA) fell 17% to $80 million from $96 million in the prior-year quarter. OIBDA for the quarter included the Receivable Write-off.

•

Loss from continuing operations was ($0.45) per diluted share compared to a loss from continuing operations of ($0.23) per diluted share in the prior-year quarter. The quarter included charges of $33 million, or $0.22 per diluted share, primarily related to the impairment of cost-method investments in lala and imeem and the Receivable Write-off.

NEW YORK, May 7, 2009 - Warner Music Group Corp. (NYSE: WMG) today announced its second-quarter financial results for the period ended March 31, 2009.

“While this quarter reflected the expected effects of release schedule timing, as well as ongoing industry and macroeconomic pressures, we continued to outpace our competitors, gain share, diversify our revenue mix and drive our transformational agenda,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “We are laying the foundation for future growth by extending our digital presence and increasing the number of expanded rights agreements to now include about one-half of our current global artist roster.”

“We are generating significant free cash flow and reducing net debt, as evidenced by our $658 million cash balance at March 31, 2009 - more than two and a half times that of the prior-year quarter,” said Steve Macri, Warner Music Group’s Executive Vice President and CFO. “As we’ve said, our fiscal 2009 performance will be back-end weighted, due to the timing of our releases.”

For the quarter, revenue declined 16.5% to $668 million from $800 million in the prior-year quarter, and was down 9.7% on a constant-currency basis. This performance primarily reflected a light release schedule and the turbulent global economy. Domestic revenue declined 9.7% while international revenue dropped 22.4%, or 10.6% on a constant-currency basis. Revenue growth throughout most of Europe was offset by weakness in Japan and Latin America. Digital revenue of $173 million grew 5.5% over the prior-year quarter, or 10.9% on a constant-currency basis. Digital revenue grew 1.2% sequentially from the first quarter of fiscal 2009, or 3.0% on a constant-currency basis, and represented 25.9% of total revenue in the second quarter of fiscal 2009.

Operating income from continuing operations fell 46.4% to $15 million from $28 million in the prior-year quarter and operating margin from continuing operations was down 1.3 percentage points to 2.2%. OIBDA decreased 16.7% to $80 million from $96 million in the prior-year quarter. Despite a decline in revenue, OIBDA margin remained flat at 12.0%, as a result of effective cost-management efforts and revenue mix. Operating income from continuing operations, operating margin from continuing operations, OIBDA and OIBDA margin all included the Receivable Write-off.

Loss from continuing operations was $68 million, or ($0.45) per diluted share, for the quarter, compared with a loss from continuing operations of $34 million, or ($0.23) per diluted share, in the prior-year quarter. Loss from continuing operations included charges of $33 million, or $0.22 per share, primarily related to the impairment of cost-method investments in lala and imeem and the Receivable Write-off.

The company reported a cash balance of $658 million as of March 31, 2009, a 19.9% increase from the December 31, 2008 balance of $549 million and a 60.1% rise from the September 30, 2008 balance of $411 million. As of March 31, 2009, the company reported total long-term debt of $2.22 billion and net debt (total long-term debt minus cash) of $1.56 billion.

For the quarter, net cash provided by operating activities was $144 million compared to $132 million in the prior-year quarter. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $125 million, compared to $99 million in the comparable fiscal 2008 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $156 million, compared to $128 million in the comparable fiscal 2008 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company’s Recorded Music business declined 17.6% from the prior-year quarter to $537 million, and was down 11.4% on a constant-currency basis. The decline in constant-currency revenue primarily reflected strength in Europe, driven largely by carry-over product and local repertoire in France, Germany, the U.K. and Italy, offset by weakness in Japan and Latin America. The prior-year’s quarter included strong results in Japan related to a Kobukuro album.

Continued contracting global demand for physical product and the soft economic and retail conditions limited Recorded Music physical revenue. This was partially offset by increased digital and licensing revenue. Major sellers in the quarter included the Twilight soundtrack and albums from Seal, Jason Mraz, Peter Fox and Nickelback.

International Recorded Music revenue dropped 24.2% from the prior-year quarter to $269 million, or 12.9% on a constant-currency basis, while domestic Recorded Music revenue fell 9.8% from the prior-year quarter to $268 million. A lack of releases with major international sales in the quarter contributed to these declines.

Recorded Music digital revenue of $166 million grew 7.1% over the prior-year quarter, or 11.4% on a constant-currency basis, and represented 30.9% of total Recorded Music revenue, compared with 23.8% in the prior-year quarter. Domestic Recorded Music digital revenue amounted to $110 million, or 41.0%, of total domestic Recorded Music revenue, compared with 34.0% in the prior-year quarter. Year-over-year digital revenue growth was driven by global online downloads.

Quarterly Recorded Music operating income from continuing operations fell 86.4% to $3 million, resulting in an operating margin from continuing operations of 0.6% compared to 3.4% in the prior-year quarter. Recorded Music OIBDA fell 34.3% to $46 million for the quarter. Recorded Music OIBDA margin contracted 2.2 percentage points from the prior-year quarter to 8.6%. Negative operating leverage from lower sales on a similar fixed-cost base contributed to these results. Recorded Music operating income from continuing operations, operating margin from continuing operations, OIBDA and OIBDA margin all included the Receivable Write-off.

Music Publishing

Music Publishing revenue fell 12.9% from the prior-year quarter to $135 million, and declined 4.9% on a constant-currency basis. Music Publishing revenue declined 9.4% domestically and was down 15.4% internationally, or 1.3% internationally on a constant-currency basis. Digital revenue from Music Publishing slipped $2 million to $7 million, but was flat on a constant-currency basis, and represented 5.2% of total Music Publishing revenue. Digital revenue was limited by the timing of releases and cash received.

On a constant-currency basis, the decline in mechanical revenue of 21.2% was partially offset by a 13.6% increase in synchronization revenue and a 5.4% rise in performance revenue. The increase in synchronization revenue on a constant-currency basis was due in part to the timing of receipts while mechanical revenue weakness primarily reflected an industry-wide decline in physical sales.

Music Publishing operating income from continuing operations of $36 million was flat from the prior-year quarter, resulting in an operating margin from continuing operations of 26.7%, up 3.4 percentage points from the prior-year quarter. Music Publishing OIBDA also remained flat at $54 million and OIBDA margin of 40.0% increased 5.2 percentage points from the prior-year quarter due primarily to the change in sales mix.

Financial details for the quarter can be found in the company’s current Form 10-Q, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three and Six Months 3/31/09 versus 3/31/08 (dollars in millions, except per share amounts)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	% Change	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$668	$800	(17)%	$1,546	$1,789	(14)%
Costs and expenses:
Cost of revenues	(339)	(413)	(18)%	(823)	(958)	(14)%
Selling, general and administrative expenses	(258)	(304)	(15)%	(553)	(635)	(13)%
Other income	—	—	—	—	3	—
Amortization of intangible assets	(56)	(55)	2%	(114)	(109)	5%

Total costs and expenses	$(653)	$(772)	(15)%	$(1,490)	$(1,699)	(12)%

Operating income from continuing operations	$15	$28	(46)%	56	90	(38)%
Interest expense, net	(41)	(47)	(13)%	(85)	(95)	(11)%
Minority interest	—	—	—	7	(2)	—
Gain on sale of equity investment (Frontline)	—	—	—	36	—	—
Gain on foreign exchange transaction	—	—	—	9	—	—
Impairment of cost-method investments	(29)			(29)	—	—
Impairment of equity-method investment	—	—	—	(10)	—	—
Other expense, net	(3)	(2)	—	(3)	(2)	50%

Loss from continuing operations before income taxes	$(58)	$(21)	—	$(19)	$(9)	—

Income tax expense	(10)	(13)	(23)%	(26)	(23)	13%

Loss from continuing operations	$(68)	$(34)	100%	$(45)	$(32)	41%
Loss from discontinued operations, net of tax	—	(3)	—	—	(21)	—

Net loss	$(68)	$(37)	84%	$(45)	$(53)	(15)%

Net loss per share:

Basic earnings per share:
Loss from continuing operations	$(0.45)	$(0.23)		$(0.30)	$(0.22)
Loss from discontinued operations	—	(0.02)		—	(0.14)

Net loss	$(0.45)	$(0.25)		$(0.30)	$(0.36)

Diluted earnings per share:
Loss from continuing operations	$(0.45)	$(0.23)		$(0.30)	$(0.22)
Loss from discontinued operations	—	(0.02)		—	(0.14)

Net loss	$(0.45)	$(0.25)		$(0.30)	$(0.36)

Weighted averages shares outstanding:
Basic	149.5	147.9		149.3	147.5

Diluted	149.5	147.9		149.3	147.5

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 3/31/09 and 09/30/08 (dollars in millions)

	March 31, 2009	September 30 2008	% Change
	(unaudited)	(audited)
Assets:
Current Assets
Cash & cash equivalents	$658	$411	60%
Accounts receivable, less allowances of $135 and $159	349	538	(35)%
Inventories	51	57	(11)%
Royalty advances (expected to be recouped w/in 1 year)	169	174	(3)%
Deferred tax assets	30	30	—
Other current assets	44	38	16%

Total Current Assets	$1,301	$1,248	4%
Royalty advances (expected to be recouped after 1 year)	207	212	(2)%
Investments	19	155	(88)%
Property, plant & equipment, net	104	117	(11)%
Goodwill	1,090	1,085	—
Intangible assets subject to amortization, net	1,375	1,539	(11)%
Intangible assets not subject to amortization	100	100	—
Other assets	61	70	(13)%

Total Assets	$4,257	$4,526	(6)%

Liabilities & Shareholders’ Deficit:
Current Liabilities
Accounts payable	$186	$219	(15)%
Accrued royalties	1,117	1,189	(6)%
Taxes & other withholdings	4	16	(75)%
Current portion of long-term debt	17	17	—
Deferred revenue	136	117	16%
Other current liabilities	235	313	(25)%

Total current liabilities	$1,695	$1,871	(9)%

Long-term debt	2,205	2,242	(2)%
Deferred tax liabilities, net	225	237	(5)%
Other noncurrent liabilities	242	262	(8)%

Total Liabilities	$4,367	$4,612	(5)%

Common stock	—	—	—
Additional paid-in capital	595	590	1%
Accumulated deficit	(731)	(686)	7%
Accumulated other comprehensive income, net	26	10	—

Total Shareholders’ Deficit	$(110)	$(86)	28%

Total Liabilities & Shareholders’ Deficit	$4,257	$4,526	(6)%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Six Months 3/31/09 versus 3/31/08 (dollars in millions)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	% Change	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$144	$132	9%	$187	$96	95%
Net cash provided by (used in) investing activities	(19)	$(33)	(42)%	98	(152)	—
Net cash used in financing activities	(4)	(26)	(85)%	(8)	(50)	(84)%
Effect of foreign currency exchange rates on cash	(12)	16	—	(30)	22	—

Net increase (decrease) in cash	$109	$89	22%	$247	$(84)	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company’s operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three and Six Months 3/31/09 versus 3/31/08 (dollars in millions)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	% Change	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$80	$96	(17)%	$187	$225	(17)%
Depreciation expense	(9)	(13)	(31)%	(17)	(26)	(35)%
Amortization expense	(56)	(55)	2%	(114)	(109)	5%

Operating income from continuing operations	$15	$28	(46)%	$56	$90	(38)%
Interest expense, net	(41)	(47)	(13)%	(85)	(95)	(11)%
Minority interest income (expense)	—	—	—	7	(2)	—
Gain on sale of equity investment (Frontline)	—	—	—	36	—	—
Gain on foreign exchange transaction	—	—	—	9	—	—
Impairment of cost-method investments	(29)	—	—	(29)	—	—
Impairment of equity-method investment	—	—	—	(10)	—	—
Other expense, net	(3)	(2)	—	(3)	(2)	—

Loss from continuing operations before income taxes	$(58)	$(21)	—	$(19)	$(9)	—

Income tax expense	(10)	(13)	(23)%	(26)	(23)	13%

Loss from continuing operations	$(68)	$(34)	100%	$(45)	$(32)	41%
Loss from discontinued operations, net of tax	—	(3)	—	—	(21)	—

Net loss	$(68)	$(37)	84%	$(45)	$(53)	(15)%

OIBDA margin from continuing operations	12.0%	12.0%		12.1%	12.6%
Operating income margin from continuing operations	2.2%	3.5%		3.6%	5.0%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three and Six Months 3/31/09 versus 3/31/08 (dollars in millions)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	% Change	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income from Continuing Operations - GAAP	$15	$28	(46)%	$56	$90	(38)%
Depreciation and Amortization	65	68	(4)%	131	135	(3)%

Total WMG OIBDA	$80	$96	(17)%	$187	$225	(17)%

Recorded Music Operating Income from Continuing Operations - GAAP	$3	$22	(86)%	$63	$111	(43)%
Depreciation and Amortization	43	48	(10)%	91	95	(4)%

Recorded Music OIBDA	$46	$70	(34)%	$154	$206	(25)%

Music Publishing Operating Income from Continuing Operations - GAAP	$36	$36	—	$41	$40	3%
Depreciation and Amortization	18	18	—	34	35	(3)%

Music Publishing OIBDA	$54	$54	—	$75	$75	—

Constant Currency

Because exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of results on a constant-currency basis in addition to reported results helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant currency by calculating prior-year results using current-year foreign currency exchange rates. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the $60 million, $46 million, $13 million and $8 million unfavorable impact of exchange rates on our Total, Recorded Music, Music Publishing and Digital revenue, respectively, in the three months ended March 31, 2009 compared to the comparable prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Six Months 3/31/09 versus 3/31/08 As Reported and Constant Currency (dollars in millions)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Three Months Ended March 31, 2008	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008	Six Months Ended March 31, 2008
	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)	As reported (unaudited)	As reported (unaudited)	Constant $ (unaudited)
Revenue by Geography:
US revenue
Recorded Music	$268	$297	$297	$583	$697	$697
Music Publishing	58	64	64	106	111	111

International revenue
Recorded Music	269	355	309	703	805	721
Music Publishing	77	91	78	163	188	164

Intersegment eliminations	(4)	(7)	(8)	(9)	(12)	(12)

Total Revenue	$668	$800	$740	$1,546	$1,789	$1,681

Revenue by Segment:
Recorded Music	$537	$652	$606	$1,286	$1,502	$1,418
Music Publishing	135	155	142	269	299	275
Intersegment eliminations	(4)	(7)	(8)	(9)	(12)	(12)

Total Revenue	$668	$800	$740	$1,546	$1,789	$1,681

Total Digital Revenue	$173	$164	$156	$344	$306	$293

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay any regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP - “cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Six Months 3/31/09 versus 3/31/08 (dollars in millions)

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$144	$132	$187	$96
Less: Capital expenditures	6	13	9	20
Less: Net cash paid for (received from) investments	13	20	(107)	132

Free Cash Flow (a)	$125	$99	$285	$(56)

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008	Six Months Ended March 31, 2009	Six Months Ended March 31, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$125	$99	$285	$(56)
Plus: Cash paid for interest	31	29	66	80

Unlevered After-Tax Cash Flow	$156	$128	$351	$24

###

Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com